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                                                                     EXHIBIT 5.3


                  [LETTERHEAD OF KAVANAGH MALONEY & OSNATO LLP]

                                                                  April 17, 2002


Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Banc of America Securities LLC
231 South LaSalle Street
Chicago, Illinois 60697

Locke Liddell & Sapp LLP
600 Travis Street
Houston, Texas 77002

Alvin L. Thomas II, Esq.
Synagro Technologies, Inc.
1800 Bering Drive, Suite 1000
Houston, Texas 77507

Gentlemen:

         We have acted as special New York counsel to New York Organic Fertilizer Company, a New York general partnership (the "Company"), in connection with the execution and delivery of that certain Purchase Agreement (the "Agreement"), dated April 8, 2002, among Synagro Technologies, Inc. (the "Parent"), the Company and certain other subsidiaries and affiliates of the Parent (the "Guarantors") and Lehman Brothers Inc. and Banc of America Securities LLC (the "Initial Purchasers").

         This opinion is hereby furnished pursuant to Section 7(m) of the Agreement. Terms used and not defined herein shall have the meaning given them in the Agreement.

         In connection with this opinion, we have examined and relied upon executed copies of:

         (a)      the Agreement;


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         (b)      that certain Exchange and Registration Rights Agreement dated
                  April 17, 2002 among the Parent, the Guarantors and the Initial Purchasers;

         (c) 9 1/2% Senior Subordinated Notes No. A-1, A-2 and A-3 dated April 17, 2002 in the principal amount of $149,400,000, $600,000 and $0.00, respectively, made by Parent and payable to Cede & Co.;

         (d) those certain Note Guarantees by the Guarantors, endorsed on each Senior Subordinated Note referred to in item (c) above, pursuant to Article 11 of the Indenture;

         (e) that certain Indenture dated as of April 17, 2002 among the Parent, the Guarantors, and Wells Fargo Bank Minnesota, N.A., as trustee;

the foregoing being herein sometimes referred to as the "Subject Documents". We have also examined and relied upon (a) such certificates of public officials,
(b) such certificates of the agents and certificates of the Company and its officers and partners and of officers of general partners of the Company and (c) such partnership documents and records of the Company, and of such other documents, records and papers, as we have deemed relevant and necessary in order to give the opinions hereinafter set forth.

         As to questions of fact material to our opinions, we have relied upon certificates of public officials, the Company and its officers and partners and officers of the general partners of the Company and upon representations made in the Subject Documents.

         For purposes of the matters set forth herein, we have assumed:

         (i) the genuineness of all signatures on all documents and the legal capacity of natural persons;

         (ii) the legal existence of all parties other than the Company;

         (iii) the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies and the authenticity of such originals;

         (iv) the correctness and accuracy of all facts set forth in all certificates identified in this opinion, and the accuracy and completeness of all public records reviewed by us; and

         (v) that, except as stated in the Subject Documents, there are no documents or oral or written agreements among the Initial Purchasers and the Company, and there has been no waiver


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of any of the provisions of the Subject Documents which, in either case, would have an effect on the opinions expressed herein.

         With your permission, we advise you that regarding documents that have been executed by parties other than the Company, we have no actual knowledge that such documents have in fact been executed by such other parties.

         We are admitted to the bar in New York, and we express no opinion as to the laws of any other jurisdiction.

         Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein we are of the opinion that:

1. The Company is validly existing under the laws of the State of New York. The Company has the requisite partnership power and authority to conduct the business in which it is engaged and own or hold its properties.

2. The execution and delivery by the Company of the Subject Documents to which the Company is a party will not (i) result in a breach of any provision of the partnership agreement of the Company, or (ii) violate any statute, rule or regulation of the State of New York or, to our knowledge, any order of any court or governmental agency or body of the State of New York, in either case, applicable to and having jurisdiction over the Company or any of its properties.

3. The sole general partners of the Company are NYOFCO Holdings Inc. and Synagro-WWT, Inc.

4. Except for such filings, consents, approvals, authorizations, registrations and qualifications as may be required under state securities laws, no consents, approvals, authorizations or orders of, or filings or registrations with, any governmental authority of the State of New York are required on the part of the Company in connection with the execution and delivery by the Company of the Subject Documents to which the Company is a party and the consummation of the transactions thereunder.

5. The Subject Documents to which the Company is a party have been duly authorized by the Company. The Subject Documents to which the Company is a party have been executed and delivered by the Company.

6. To our knowledge, except as set forth in the Agreement, there are no legal or governmental proceedings pending or threatened against the Company in any court or before any governmental authority of the State of New York which could reasonably be expected, if determined adversely to the Company, to have a material adverse effect on


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         the consolidated financial position, partners' equity, results of operations, or business of the Company.

         We have not been engaged by the Company to give substantive attention to, and therefore we express no opinion with respect to any licenses, trademarks, trade names, patents, copyrights, franchises or governmental consents, approvals or authorizations which are necessary to the conduct of the Company's business. Our opinions set forth in paragraphs 2.(ii) and 4. above are limited to those New York laws, rules and regulations which, in our experience, are normally applicable to transactions of the type provided for in the Subject Documents (and, in no event, is any opinion provided herein as to environmental, land use, "blue sky", securities, antitrust, unfair competition, taxation or labor laws, rules or regulations) and those orders of courts, or governmental agencies or bodies, if any, the existence of which have been specifically disclosed to us by the Company, but without our having made any special investigation concerning any other law, rule, regulation or order.

         We neither express nor imply any opinion regarding the applicability, or the effect of the applicability, of any federal or state law regarding fraudulent conveyances or transfers or the solvency, adequacy of capital or ability to pay indebtedness of the Company.

         As used herein, the phrase "to our knowledge" or "known to us" (or words of similar import) means the conscious awareness of information by any attorney of this firm who has had active involvement in the preparation of this opinion letter or who is primarily responsible for providing a response concerning a particular issue herein or information regarding factual matters and, in any event, any attorney of this firm who has given substantive legal attention to the representation of the Company with respect to the matters discussed herein, without undertaking any special investigation and without searching or reviewing public records or the files of the Company or its partners.

         This opinion is given as of the date hereof and we disclaim any responsibility to advise you of any change in law or fact that may arise after the date hereof or of any fact that arose prior to the date hereof but was not drawn to our attention until after the date hereof. Except for Locke Liddell & Sapp LLP and Mr. Alvin Thomas in connection with their legal opinions issued in connection with the Subject Documents, this opinion is for the sole benefit of the Initial Purchasers in connection with the Subject Documents and the transactions contemplated thereby and may not be delivered to or relied upon by any other person, or be used or relied upon by the Initial Purchasers for any other purpose, without our prior written consent.

                                        Very truly yours,

                                        /s/ Kavanagh Maloney & Osnato LLP


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